Exhibit No. 2.1

STOCK FOR STOCK EXCHANGE AGREEMENT

This Stock for Stock Exchange Agreement (the “Agreement”) is entered into on December 31, 2004, by and among INTAC International, Inc., a Nevada corporation or its designees (the “Buyer”), and Forever Sino International Limited, a company incorporated in Hong Kong (the “Seller”). The Buyer and the Seller are referred to collectively herein as the “Parties.”

The Seller owns all of the outstanding capital stock of Beijing Huana Xinlong Information & Technology Development Co., Ltd., a company organized under the laws of the Peoples’ Republic of China (the “Target”).

This Agreement contemplates a transaction in which the Buyer will purchase from the Seller, and the Seller will sell to the Buyer, all of the outstanding capital stock of the Target owned by Seller in exchange for up to 2,000,000 shares of $0.001 par value Common Stock of Buyer.

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. Definitions.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Annex A attached hereto and made a part hereof.

2. Purchase and Sale of Target Shares.

(a) Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all of its Target Shares for the consideration specified below in this §2.

(b) Consideration for Target Shares.  In exchange for all of the Target Shares of the Seller, the Buyer shall issue up to a maximum of 2,000,000 Buyer Shares to be issued to the Seller.  The Buyer Shares shall be issued to Seller in accordance with the following schedule:

(i) One million (1,000,000) Buyer Shares shall be issued to the Seller promptly following the Closing; and

(ii) If the Net Income of the Target for the thirteen month period from December 1, 2004 through December 31, 2005, as determined from the 2004 and 2005 Financial Statements of the Target, is equal to or greater than US$13,000,000 (the “Net Income Target”), Buyer shall issue to the Seller an additional one million (1,000,000) Buyer Shares.  However, if the net income for such period is less than US$13,000,000, then Buyer shall issue a pro rata portion of the additional 1,000,000 Buyer Shares to Seller.

By way of example only, if the Net Income for Target is US$6,500,000 for the thirteen month period ending December 31, 2005, Buyer will issue only 1,500,000 Buyer Shares to the Seller (the initial 1,000,000 Buyer Shares plus an additional 500,000 Buyer Shares based on achieving one half of the Net Income Target.

For purposes of this Agreement, “Net Income” shall be determined in accordance with United States Generally Accepted Accounting Principles (USGAAP).

Within ninety (90) days after December 31, 2005, the Buyer shall deliver to the Seller the unaudited financial statements of the Target showing the Net Income of the Target for the thirteen month period ending December 31, 2005.  If the Seller disagrees with the calculations of the Net Income, the Seller may request an audit of the financial statements, with the Seller and the Buyer sharing the fees and expenses related to the audit equally.

(c) The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Buyer, commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Buyer and the Seller may mutually determine (the “Closing Date”); provided, however, that the Closing Date shall be no later than December 31, 2004.

(d) Deliveries at the Closing. At the Closing, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in §7(a) below, (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in §7(b) below, (iii) the Seller will deliver to the Buyer stock certificates representing all of its Target Shares, endorsed in blank or accompanied by duly executed assignment documents, (iv) the Seller will deliver to the Buyer a general release, duly executed by the Seller, in the form attached hereto as Exhibit “A”, (v) the Seller will cause the Target to provide all documents evidencing that any and all options, warrants or other rights by any third party to purchase Target Shares are hereby cancelled, terminated or rescinded, and (vi) Target’s employees, Wang Hong Song, Ma Iang, Su Cheng, Xu Yong, and Zhao Yong., will deliver executed copies of Buyer’s employment agreement in the form attached hereto as Exhibit D.

3. Representations and Warranties Concerning the Transaction.

(a) Representations and Warranties of the Seller. The Seller represents and warrants to the Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(a)) with respect to itself, except as set forth in Exhibit “B” attached hereto.

(i) Organization of the Seller. The Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.

(ii) Authorization of Transaction. The Seller has full power and authority (including, full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Seller, enforceable in accordance with its terms and conditions. The Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject or, any provision of its charter or bylaws or related documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

(v) Investment. The Seller (A) understands that the Buyer Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Buyer Shares solely for his, her or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received all information Seller believes is necessary or appropriate concerning the Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Shares,  (F) understands that the Buyer Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from Buyer in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances,  (G) represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act, and (H) is an Accredited Investor within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

(vi) Target Shares. The Seller, (A) holds of record and owns beneficially the Target Shares, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), encumbrances, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands, (B) is not a party to any option, warrant, purchase right, or other contract or commitment that could require the Seller to sell, transfer, or otherwise dispose of any capital stock of the Target (other than this Agreement), (C) is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Target, and (D)  represents and warrants that upon acquiring the Target Shares, Buyer shall be vested with good and marketable title to the Target Shares, subject to all federal and state securities laws.

(b) Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3(b)), except as set forth in Exhibit “C” attached hereto.

(i) Organization of the Buyer. The Buyer is a corporation validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(ii) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

(iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

(iv) Brokers’ Fees. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Seller could become liable or obligated.

(v) Investment. The Buyer is not acquiring the Target Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4. Representations and Warranties Concerning the Target. The Seller represents and warrants to the Buyer that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4), except as set forth in the disclosure schedule delivered by the Seller to the Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this §4.

(a) Organization, Qualification, and Corporate Power. The Target is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. The Target is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Target has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. §4(a) of the Disclosure Schedule lists the directors and officers of the Target. The Seller has delivered to the Buyer correct and complete copies of the charter and bylaws of the Target (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Target are correct and complete. The Target is not in default under or in violation of any provision of its charter or bylaws.

(b) Capitalization. The entire authorized capital of the Target consists of US$4,500,000, of which US$1,399,968 has been contributed by Seller, is designated as the Target Shares and represents all of the issued and outstanding capital of the Target, and of which US$3,100,032 has not yet been contributed. All of the issued and outstanding Target Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the Seller. Except as set forth in the Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Target to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Target. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Target.

(c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Target is subject or any provision of the charter or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). The Target does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers’ Fees. The Target does not have any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e) Title to Assets. The Target has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

(f) Subsidiaries. The Target has no Subsidiaries.

(g) Financial Statements. Attached hereto as Exhibit “E” are the following financial statements (collectively the “Financial Statements”): unaudited balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the period from February 26, 2004 (inception) to October 31, 2004 (the “Most Recent Fiscal Month End”) for the Target. The Financial Statements (including the notes thereto) have been prepared in accordance with USGAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Target as of such dates and the results of operations of the Target for such periods, are correct and complete, and are consistent with the books and records of the Target (which books and records are correct and complete); provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items.

(h) Events Subsequent to Most Recent Fiscal Month End.  Except as set forth on §4(h) of the Disclosure Schedule, since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Target. Without limiting the generality of the foregoing, since that date and except as set forth on §4(h) of the Disclosure Schedule:

(i) The Target has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(ii) The Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) outside the Ordinary Course of Business;

(iii) no party (including the Target) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) to which the Target is a party or by which it is bound;

(iv) the Target has not imposed any Security Interest upon any of its assets, tangible or intangible;

(v) the Target has not made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(vi) the Target has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(vii) the Target has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation;

(viii) the Target has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

(ix) the Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) outside the Ordinary Course of Business;

(x) the Target has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(xi) there has been no change made or authorized in the charter or bylaws of the Target;

(xii) the Target has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(xiii) the Target has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

(xiv) the Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

(xv) the Target has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

(xvi) the Target has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(xvii) the Target has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

(xviii) the Target has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xix) the Target has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(xx) the Target has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

(xxi) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Target; and

(xxii) the Target has not committed to any of the foregoing.

(i) Undisclosed Liabilities. The Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

(j) Legal Compliance. The Target and its respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(k) Tax Matters.

(i) The Target has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Target (whether or not shown on any Tax Return) have been paid. The Target currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii) The Target has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(iii) No Seller or director or officer (or employee responsible for Tax matters) of any of the Target expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Target either (A) claimed or raised by any authority in writing or (B) as to which the Seller and the directors and officers (and employees responsible for Tax matters) of the Target has Knowledge based upon personal contact with any agent of such authority. §4(k) of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to the Target, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Target.

(iv) The Target has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(v) §4(k) of the Disclosure Schedule sets forth the following information with respect to the Target as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the transactions contemplated hereby): (A) the basis of the Target in its assets; (B) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Target; and (C) the amount of any deferred gain or loss allocable to the Target arising out of any Deferred Intercompany Transaction.

(vi) The unpaid Taxes, if any, of the Target (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target in filing its Tax Returns.

(l) Real Property.

(i) The Target does not own any real property.

(ii) §4(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Target. The Seller has delivered to the Buyer correct and complete copies of the leases and subleases listed in §4(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in §4(l)(ii) of the Disclosure Schedule:

(A) the lease or sublease is legal, valid, binding, enforceable, and in full force and effect;

(B) the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(C) no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the lease or sublease has repudiated any provision thereof;

(E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(F) with respect to each sublease, the representations and warranties set forth in subsections (A) through (E) above are true and correct with respect to the underlying lease;

(G) the Target has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(H) all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

(I) all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

(J) the owner of the facility leased or subleased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

(m) Intellectual Property.

(i) The Target owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary or desirable for the operation of the businesses of the Target as presently conducted and as presently proposed to be conducted. The Target owns and has the exclusive right to license or sell the following Intellectual Property:  (i) High School Scientific Research Management System V2.0; (ii) School Management System Software; and (iii) Beijing Hinua Xinlong High School Education Integrated Management System Software V3.0.  Each item of Intellectual Property owned or used by the Target immediately prior to the Closing hereunder will be owned or available for use by the Target on identical terms and conditions immediately subsequent to the Closing hereunder. The Target has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

(ii) The Target has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Target must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Target.

(iii) §4(m)(iii) of the Disclosure Schedule identifies each patent or registration which has been issued to the Target with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Target has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Target has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. §4(m)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by the Target in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in §4(m)(iii) of the Disclosure Schedule and with respect to (i) High School Scientific Research Management System V2.0; (ii) School Management System Software; and (iii) Beijing Hinua Xinlong High School Education Integrated Management System Software V3.0:

(A) the Target possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

(B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

(D) the Target has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(iv) §4(m)(iv) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Target uses pursuant to license, sublicense, agreement, or permission. The Seller has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in §4(m)(iv) of the Disclosure Schedule:

(A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

(B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above);

(C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(E) with respect to each sublicense, the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

(F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

(G) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

(H) the Target has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

(v) To the Knowledge of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target, the Target will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted and as presently proposed to be conducted.

(vi) None of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Target has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of the Target.

(n) Tangible Assets. The Target owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted and as presently proposed to be conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

(o) Inventory. The inventory of the Target is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

(p) Contracts. §4(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Target is a party:

(i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $25,000 per annum;

(ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year,  and will result in a material loss to the Target, or involve consideration in excess of $25,000;

(iii) any agreement concerning a partnership or joint venture;

(iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

(v) any agreement concerning confidentiality or noncompetition;

(vi) any agreement with the Seller and its Affiliates (other than the Target);

(vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

(viii) any collective bargaining agreement;

(ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $50,000 or providing severance benefits;

(x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

(xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Target;

(xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $25,000; or

(xiii) to the extent not otherwise disclosed, all agreements currently in place with any of Target’s customers, vendors, employees or contractors.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in §4(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in §4(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

(q) Notes and Accounts Receivable. All notes and accounts receivable of the Target are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target.

(r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Target.

(s) Insurance. §4(s) of the Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers’ compensation coverage and bond and surety arrangements) to which the Target has been a party, a named insured, or otherwise the beneficiary of coverage at any time since inception:

(i) the name, address, and telephone number of the agent;

(ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

(iii) the policy number and the period of coverage;

(iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

(v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Target nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Target has been covered since inception by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. §4(s) of the Disclosure Schedule describes any self-insurance arrangements affecting the Target.

(t) Litigation. The Target (i) is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and (ii) has not been, is not a party and is not threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the Seller and the directors and officers (and employees with responsibility for litigation matters) of the Target has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Target.

(u) Product Warranty. Each software product sold or licensed and all services delivered by the Target have been in conformity with all applicable contractual commitments and all express and implied warranties, and the Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target. No product licensed or sold, and no services delivered by the Target, is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. §4(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for the Target (containing applicable guaranty, warranty, and indemnity provisions).

(v) Product Liability. The Target does not have any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product or service manufactured, licensed, sold, leased, or delivered by the Target.

(w) Employees. The Target is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Target has not committed any unfair labor practice. None of the Seller and the directors and officers (and employees with responsibility for employment matters) of the Target has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Target.

(x) Employee Benefits.  The Target does not maintain any Employee Benefit Plan, and is not subject to any Liability or potential Liability with respect to any Employee Benefit Plan.  The Target is not subject to ERISA or any similar provisions of foreign law.

(y) Guaranties. The Target is not a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

(z) Environmental, Health, and Safety Matters.  The Target and its respective predecessors and Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.  The Target is not subject to any Liability or potential Liability with respect to any Environmental, Health, and Safety Requirements.

(aa) Certain Business Relationships with the Target. None of the Seller and its Affiliates has been involved in any business arrangement or relationship with the Target since formation, and none of the Seller and its Affiliates owns any asset, tangible or intangible, which is used in the business of the Target.

(bb) Disclosure. The representations and warranties contained in this §4 do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this §4 not misleading.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period preceding the Closing.

(a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in §7 below).

(b) Notices and Consents. The Seller will cause the Target to give any notices to third parties, and will cause the Target to use its reasonable best efforts to obtain any third party consents, that the Buyer may request in connection with the matters referred to in §4(c) above. Each of the Parties will (and the Seller will cause the Target to) give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(a)(ii), §3(b)(ii), and §4(c) above.

(c) Operation of Business. The Seller will not cause or permit the Target to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business. Without limiting the generality of the foregoing, the Seller will not cause or permit the Target to (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, or (ii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in §4(h) above.

(d) Preservation of Business. The Seller will cause the Target to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

(e) Full Access. The Seller will cause the Target to permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Target to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Target.

(f) Notice of Developments. The Seller will give prompt written notice to the Buyer of any material adverse development causing a breach of any of the representations and warranties in §4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her or its own representations and warranties in §3 above. No disclosure by any Party pursuant to this §5(f), however, shall be deemed to amend or supplement Exhibit “B”, Exhibit “C”, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(g) Exclusivity. The Seller will not (and the Seller will not cause or permit the Target to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Target (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. The Seller will not vote its Target Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. The Seller will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(h) Contractual Arrangements. The Target, the Seller and the Buyer each hereby agrees that the Buyer shall have all right, title and interest in and to all operations and financial results, including any profits and losses, of the Target commencing on December 1, 2004 and continuing through the Closing. The Buyer agrees to assume responsibility for all obligations of the Target during this interim operating period, and in return, the Target and the Seller assign to the Buyer all of the Target’s assets, including without limitation cash collections, accounts receivable and software rights, related to such interim operating period. As a result, the Buyer will govern the financial and operating policies of the Target and enjoy all of the economic benefits of the Target commencing as of December 1, 2004.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

(a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under §8 below). The Seller acknowledges and agrees that from and after the Closing the Buyer will be entitled to possession of all documents, books, records (including Tax records), agreements, and financial data of any sort relating to the Target.

(b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Target, each of the other Parties will cooperate with him, her or it and his, her or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under §8 below).

(c) Transition. The Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Target from maintaining the same business relationships with the Target after the Closing as it maintained with the Target prior to the Closing. The Seller will refer all customer inquiries relating to the business of the Target to the Buyer from and after the Closing.

(d) Confidentiality. The Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that the Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this §6(d). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

(e) Covenant Not to Compete. For a period of two years from and after the Closing Date, none of the Seller or its Affiliates, outside of their employment with Buyer or Target, as applicable, in accordance with this Agreement, will engage directly or indirectly in the Peoples’ Republic of China or with the Ministry of Education in the educational management and school administration software business the Target conducts or contemplates as of the Closing Date; provided however; (i) the fact that after Closing, Seller will own Buyer Shares shall not be considered to violate this provision, and (ii) that no owner of less than 1% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. If the final judgment of a court of competent jurisdiction declares that any term or provision of this §6(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(f)  Non-Solicitation.  For a period of two years from and after the Closing Date, the Seller will not, directly or indirectly, as an individual (other than within the scope of Seller’s employment with the Target or Buyer, as applicable) or as an employee, consultant, advisor, customer, strategic alliance partner, joint developers, end user, supplier, referring source, principal or agent of or investor or partner in any Person (other than the Buyer or Target, as applicable) (i) solicit, encourage, or take any other action that is intended, directly or indirectly, to induce any other employee of the Buyer or Target to terminate his or her employment with the Buyer or Target;  or (ii) interfere in any manner with the contractual or employment relationship between the Buyer or Target and any employees of the Buyer or Target.

(g) Buyer Shares. Each Buyer Share will be imprinted with a legend substantially in the following form:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS, OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.  IN ADDITION, THE TRANSFER OF THESE SHARES IS RESTRICTED PURSUANT TO A STOCK FOR STOCK EXCHANGE AGREEMENT, A COPY OF WHICH IS ON FILE AT THE COMPANY’S PRINCIPAL OFFICE.

(h) Registration Rights and Trading Limitations. As soon as practicable, but in no event later than the ninetieth (90th) day following the Closing, the Buyer shall prepare and file with the Securities and Exchange Commission (the “Commission”), a Registration Statement on Form S-3 as a “shelf” registration statement under Rule 415 under the Securities Act (“ Rule 415 “) covering the resale of the Buyer Shares.

The Buyer shall use its best efforts to cause the Registration Statement to become effective as soon as practicable following the filing thereof. The Buyer shall respond promptly to any and all comments made by the staff of the Commission on the Registration Statement, and shall promptly submit to the Commission, within two (2) business days after the Buyer learns that no review of the Registration Statement will be made by the staff of the Commission or that the staff of the Commission has no further comments on the Registration Statement, as the case may be, a request for acceleration of the effectiveness of the Registration Statement to a time and date not later than three (3) Business Days after the submission of such request; provided that the Buyer may delay its request for effectiveness for a period of up to ten days if the Buyer is required to file an Exchange Act report within such ten (10) day period that would require an amendment to the Registration Statement or a supplement to the Prospectus to be used in connection with the Registration Statement. The Buyer will maintain the effectiveness of the Registration Statement until the earlier to occur of (i) the date on which all of the Registrable Securities eligible for resale thereunder have been publicly sold pursuant to either the Registration Statement or Rule 144 and (ii) the date on which all of the Registrable Securities remaining to be sold under the Registration Statement (in the reasonable opinion of counsel to the Company) may be immediately sold to the public under Rule 144 or 144(k) or any successor provision within a three month period (the period beginning on the Closing Date and ending on the earlier to occur of (i) or (ii) above being referred to herein as the “Registration Period”).

The Buyer may delay the disclosure of material non-public information, and suspend the availability of the Registration Statement, for no more than (i) five (5) consecutive Business Days or (ii) twenty (20) calendar days in any twelve (12) month period, in the event of a proposed merger, reorganization or similar transaction involving the Buyer, as long as its board of directors (A) has determined, upon the advice of counsel, that such information would be required to be disclosed in an offering registered under the Securities Act and (B) reasonably deems it in the Buyer’s best interests not to disclose such information publicly (an “Allowed Delay”). The Buyer shall promptly (i) notify the Seller in writing of the existence of material non-public information giving rise to an Allowed Delay (but in no event, without the prior written consent of the Seller, shall the Buyer disclose to such Seller any of the facts or circumstances regarding any material non-public information), (ii) advise the Seller in writing to cease all sales under the Registration Statement until the termination of the Allowed Delay and (iii) notify the Seller in writing immediately upon the termination or expiration of an Allowed Delay.

In addition, the Seller agrees that the Buyer may impose volume limitations on the number of Buyer Shares the Seller is entitled to sell under a registration statement or otherwise.

7. Conditions to Obligation to Close.

(a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(a) and §4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) the Target shall have procured all of the third party consents specified in §5(b) above;

(iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Target Shares and to control the Target, or (D) affect adversely the right of the Target to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in §7(a)(i)-(iv) is satisfied in all respects;

(vi) the Parties and the Target shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

(vii) Those Target employees to be employed by Buyer shall have executed all necessary Buyer Employment Agreements and related documents;

(viii) the Buyer shall have received the resignations, effective as of the Closing, of each director and officer of the Target other than those whom the Buyer shall have specified in writing prior to the Closing;

(ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer; and

(x)  the Buyer shall have received evidence satisfactory to it of the cancellation, termination or revocation of all outstanding options, warrants or other rights of any third party (including Seller) to purchase Target Shares, and

The Buyer may waive any condition specified in this §7(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in §7(b)(i)-(iii) is satisfied in all respects;

(v) the Parties and the Target, shall have received all other authorizations, consents, and approvals of governments and governmental agencies referred to in §3(a)(ii), §3(b)(ii), and §4(c) above;

The Seller may waive any condition specified in this §7(b) if they execute a writing so stating at or prior to the Closing.

8. Remedies for Breaches of This Agreement.

(a) Survival of Representations and Warranties.

All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

(b) Indemnification Provisions for Benefit of the Buyer.

(i) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its representations, warranties, and covenants contained herein (other than the covenants in §2(a) above and the representations and warranties in §3(a) above), and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to §11(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach)

(ii) In the event the Seller breaches (or in the event any third party alleges facts that, if true, would mean the Seller has breached) any of its covenants in §2(a) above or any of its representations and warranties in §3(a) above, and, if there is an applicable survival period pursuant to §8(a) above, provided that the Buyer makes a written claim for indemnification against the Seller pursuant to §11(h) below within such survival period, then the Seller agrees to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(c) Matters Involving Third Parties.

(i) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this §8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §8(c)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party, and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

(iv) In the event any of the conditions in §8(c)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §8.

(d) Determination of Adverse Consequences. The Parties shall take into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this §8.

(e) Other Indemnification Provisions. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Target, or the transactions contemplated by this Agreement. The Seller hereby agrees that it will not make any claim for indemnification against the Target by reason of the fact that it or any of its Affiliates were a director, officer, employee, or agent of Target or was serving at the request of Target as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by the Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).  The Buyer shall be entitled to offset any payment required to be made to the Seller in order to satisfy any of Seller’s indemnification obligations under this Agreement.

9. Termination.

(a) Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) the Buyer may terminate this Agreement by giving written notice to the Seller if the Buyer is not reasonably satisfied with the results of its continuing business, legal, environmental, and accounting due diligence regarding the Target;

(iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to the Closing (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, or (B) if the Closing shall not have occurred on or before December 31, 2004, by reason of the failure of any condition precedent under §7(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, or (B) if the Closing shall not have occurred on or before March 31, 2005, by reason of the failure of any condition precedent under §7(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §10(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

10. Miscellaneous.

(a) Nature of Certain Obligations.

(i) The covenants of the Seller in §2(a) above concerning the sale of its Target Shares to the Buyer and the representations and warranties of the Seller in §3(a) above concerning the transaction are several obligations. This means that the Seller making the representation, warranty, or covenant will be solely responsible to the extent provided in §8 above for any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

(ii) The remainder of the representations, warranties, and covenants in this Agreement are joint and several obligations. This means that Seller will be responsible to the extent provided in §8 above for the entirety of any Adverse Consequences the Buyer may suffer as a result of any breach thereof.

(b) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the Buyer; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(c) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(d) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof..

(e) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Buyer and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(g) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(h) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Seller:	Forever Sino International Limited
20th Floor, Golden Centre
188 Des Voeux Road Central
Hong Kong, China

If to the Buyer:	INTAC International, Inc.
12221 Merit Drive, Suite 1350
Dallas, Texas 75251
Attention: J. David Darnell, Chief Financial Officer
Fax: (469) 916-9892

and	INTAC International, Inc.
Unit 6-7, 32/F., Laws Commercial Plaza
788 Cheung Sha Wan Road
Kowloon, Hong Kong
Attention: Wei Zhou, Chairman and Chief Executive Officer

Copy to:	David A. Wood
David Allen Wood, P.C.
12655 North Central Expressway, Suite 325
Dallas, Texas 75243
Fax: (972) 458-0301

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(i) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas.

(j) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(k) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(l) Expenses. All expenses shall be borne by the Party incurring same.

(m) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n) Incorporation of Exhibits, Annexes, and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

(o) Specific Performance. Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in §10(p) below), in addition to any other remedy to which they may be entitled, at law or in equity.

(p) Submission to Jurisdiction. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Dallas, Texas, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in §10(h) above. Nothing in this §10(p), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

*****

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

INTAC INTERNATIONAL, INC.

By:	/s/ Wei Zhou
Name:	Wei Zhou
Title:	President & Chief Executive Office

SELLER:

FOREVER SINO INTERNATIONAL LIMITED

By:	/s/ Huang Hua Lan
Name:	Huang Hua Lan
Title:	Director

ANNEX A

DEFINED TERMS

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Applicable Rate” means the corporate base rate of interest publicly announced from time to time by JP Morgan Chase Bank.

“Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Buyer” has the meaning set forth in the preface above.

“Buyer Shares”  means shares of the Common Stock, par value $0.001 per share, of the Buyer to be exchanged for the Target Shares.

“Closing” has the meaning set forth in §2(c).

“Closing Date” has the meaning set forth in §2(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B.

“Confidential Information” means any information concerning the businesses and affairs of the Target that is not already generally available to the public.

“Controlled Group” has the meaning set forth in Code §1563.

“Deferred Intercompany Transaction” has the meaning set forth in Reg. §1.1502-13.

“Disclosure Schedule” has the meaning set forth in §4.

“Employee Benefit Plan” means any (a) nonqualified deferred compensation or retirement plan or arrangement, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (d) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

“Employee Pension Benefit Plan” has the meaning set forth in ERISA §3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA §3(1).

“Environmental, Health, and Safety Requirements” shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity which is treated as a single employer with Seller for purposes of Code §414.

“Excess Loss Account” has the meaning set forth in Reg. §1.1502-19.

“Fiduciary” has the meaning set forth in ERISA §3(21).

“Financial Statement” has the meaning set forth in §4(g).

“USGAAP” means United States generally accepted accounting principles as in effect from time to time.

“Indemnified Party” has the meaning set forth in §8(d).

“Indemnifying Party” has the meaning set forth in §8(d).

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Knowledge” means actual knowledge after reasonable investigation.

“Liability” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in §4(g).

“Most Recent Fiscal Month End” has the meaning set forth in §4(g).

“Most Recent Fiscal Year End” has the meaning set forth in §4(g).

“Multiemployer Plan” has the meaning set forth in ERISA §3(37).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Party” has the meaning set forth in the preface.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Prohibited Transaction” has the meaning set forth in ERISA §406 and Code §4975.

“Reportable Event” has the meaning set forth in ERISA §4043.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Subsidiary” means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

“Target” has the meaning set forth in the preface above.

“Target Share” means any share of the Common Stock of the Target.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in §8(d).